Exhibit 3.1(ii)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 01/30/1998
981039836 - 2195846

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

THE FAILURE GROUP, INC.

THE FAILURE GROUP, INC., a corporation organized and existing under and by virtue of General Corporation Law of the State of Delaware (the "General Corporation Law"). does hereby certify:

1. That the following amendment to Article I of the corporation's Restated Certificate of Incorporation has been duly adopted by the board of directors in accordance with the provisions of Section 242 of the General Corporation Law:

“ARTICLE I

The name of the Corporation is Exponent, Inc.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, THE FAILURE GROUP, INC. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Michael R. Gaulke, its President, this 30th day of January, 1998.

/s/ Michael R. Gaulke
Michael R. Gaulke, President

ATTEST:

/s/ Lynnel Callagy
Lynnel Callagy, Assistant Corporate Secretary